Exhibit 5.1

BULLIVANT HOUSER BAILEY PC
Direct Dial: (916) 930-2500

July 15, 2008

Via U.S. Mail:

MIV Therapeutics Inc. 8765 Ash St., Unit 1 Vancouver BC V6P 6T3 Canada
Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to MIV Therapeutics, Inc., a Nevada corporation (the “Company”), in connection with the registration of 1,500,000 shares (post reverse stock split) of the Company’s Common Stock (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”), which will be offered pursuant to the Company’s 2008 Equity Incentive Plan, all further described in the Company’s registration statement on Form S-8 filed under the Securities Act (the “Registration Statement”).

For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed to be relevant.  In conducting our examination, we assumed without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to all original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company.  In addition, in rendering this opinion, we assume that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto.

Our opinion is limited solely to matters set forth herein.  The law covered by the opinions expressed herein is limited to the Federal Law of the United States and the law applicable to corporations of the State of Nevada.

MIV Therapeutics Inc.
July 15, 2008

Based upon the foregoing, after giving due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statement becomes and remains effective, and the Prospectus, which is a part of the Registration Statement (the “Prospectus”), and the Prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion, (ii) all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof, and (iii) the Company receives, to the extent applicable, the considerations set forth under the 2008 Equity Incentive Plan, we are of the opinion that the Shares to be issued under the 2008 Equity Incentive Plan will be legally issued, fully paid and non-assessable.

We hereby consent in writing to the use of our opinion as an exhibit to the Registration Statement and any amendment thereto.  By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Bullivant Houser Pailey PC BULLIVANT HOUSER BAILEY PC